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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 13, 2002) pertaining to the Amended and Restated 1997 Stock Plan, the 1999 Employee Stock Purchase Plan, the Amended and Restated 1999 Director Option Plan and the Amended and Restated 2000 Nonstatutory Stock Option Plan of Quovadx, Inc., of our report dated February 8, 2002 except for Note 10, as to which the date is March 1, 2002, with respect to the consolidated financial statements and schedule of Quovadx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Denver, Colorado
May 13, 2002